Filed Pursuant to Rule 424(b)(3)
Registration No. 333-42092

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 24, 2000)

CVF TECHNOLOGIES CORPORATION

2,502,937 SHARES OF COMMON STOCK

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        This Prospectus Supplement supplements the Prospectus dated July 24, 2000 relating to 2,502,937 shares of Common Stock, par value $0.001 per share, (the “Securities”) of CVF Technologies Corporation (the “Company”). The Securities may be offered and sold from time to time by the holder named herein pursuant to this Prospectus Supplement. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. All terms used herein shall have the meaning given them in the Prospectus.

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        SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

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        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus Supplement is May 4, 2001.

        The information set forth under the caption “Selling Stockholders” at pages 12-14 of the Prospectus is supplemented to make the following changes to the list of Selling Stockholders:

                               Shares      Number of Shares
                            Beneficially  offered by Selling        Shares
                            Owned before     Stockholder      Beneficially Owned
         Name                 Offering                          after Offering

Chatsworth Securities LLC      40,000        40,000  (24)             0
(24)	Represents 40,000 shares issuable for services rendered.

        The Prospectus states that these shares are issuable upon the exercise of a Warrant to purchase Common Stock dated July 16, 2000. Instead, these shares are issuable to Chatsworth Securities LLC for services rendered, and no such Warrant was issued.

        The Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the Securities since the date on which they provided the information set forth above to the Company. See “Plan of Distribution.”